EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS FIRST QUARTER

FISCAL 2023 FINANCIAL RESULTS

●	Backlog continues to climb achieving company record $408.2 million as of December 31, 2022, up 9.2% from previous quarter and up 87.7% year-over-year.
●	Net revenue of $132.7 million, up 33.4% over same period last year, with sales into aerospace up 33.2%, chemical processing up 30.2% and industrial gas turbines up 78.3%.
●	Gross margin of 17.4% of net revenue, with a higher than expected raw material headwind compressing margins. Excluding the estimated raw material impact, adjusted gross margin remained above 21%.
●	Net income of $7.7 million, up from last year’s first quarter of $4.6 million. Diluted earnings per share of $0.61 compared to last year’s first quarter of $0.37.
●	Revolver balance of $88.0 million, driven by strong backlog growth as continued investment in work-in-process inventory fuels revenue growth. Credit facility size of $160 million provides strong liquidity moving forward.
●	Capital investment in first quarter of fiscal year 2023 of $3.3 million. Total planned capital expenditures for fiscal 2023 remain at $20-$24 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 2, 2023 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for its first fiscal quarter ended December 31, 2022.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Year-on-year revenue growth was 30% or higher in each of our major markets in the first quarter of fiscal 2023 with total revenue up 33.4%.  Our aerospace business continues to increase rapidly, and was 48.6% of our first quarter revenue, driven by strong single-aisle demand, along with the first signs of double-aisle demand beginning to return.  In addition, our backlog has increased for 21 consecutive months and now is at a record $408 million”, said Michael L. Shor, President and Chief Executive Officer. “Raw material headwinds in the quarter were higher than we originally estimated primarily due to declining cobalt prices.  Excluding the estimated raw material impact, our adjusted gross margin remained above 21% as we continue to successfully offset inflation with our high-value differentiated products and services, our innovative alloy and application development, and our variable cost improvement initiatives.”

1st Quarter Results

Net Revenues.  Net revenues were $132.7 million in the first quarter of fiscal 2023, an increase of 33.4% from the same period of fiscal 2022 due to increases in volume in key markets, combined with increases in average selling price per pound in all markets.  The increase in pounds sold is due to strong sales in the aerospace market, as well as the industrial gas turbine market, compared to the first quarter of fiscal 2022.  The increase in product average selling price per pound largely reflects price increases and other sales factors, which increased the average selling price per pound by approximately $4.19, and higher market prices of raw materials, which increased average selling price per pound by approximately $1.07, partially offset by a change in product mix, which decreased average selling price per pound by approximately $1.64.

Cost of Sales. Cost of sales was $109.6 million, or 82.6% of net revenues, in the first quarter of fiscal 2023 compared to $81.7 million, or 82.1% of net revenues, in the same period of fiscal 2022. The 0.5% increase in cost of sales as a percentage of revenues was primarily attributable to higher raw material costs flowing through cost of goods sold, partially offset by variable cost saving measures.

Gross Profit.  As a result of the above factors, gross profit was $23.0 million for the first quarter of fiscal 2023, an increase of $5.3 million from the same period of fiscal 2022. Gross profit as a percentage of net revenue decreased to 17.4% in the first quarter of fiscal 2023 as compared to 17.9% in the same period of fiscal 2022.  The first quarter of fiscal 2023 was adversely affected by increasing raw material prices included in cost of sales relative to the impact of raw material prices in selling prices which lowered gross margin.  Partially offsetting the compression of margins due to raw material price changes was increased gross profit generated from variable cost saving measures and a higher utilization of fixed costs driven from greater volumes shipped.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.0 million for the first quarter of fiscal 2023, a decrease of $0.4 million, or 3.6%, from the same period of fiscal 2022.  The 3.1% decrease in selling, general and administrative expense as a percentage of net revenues was largely driven by higher net revenues and the benefit of lower expenses in fiscal 2023.  Additionally, exchange rate losses of $(0.6) million recorded in first quarter of fiscal 2022 also contributed to the decrease in expenses from the first quarter of fiscal 2022 to the first quarter of fiscal 2023.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.7% of net revenue, for the first quarter of fiscal 2023, compared to $0.9 million, or 0.9% of net revenue, in the same period of fiscal 2022.

Operating Income/(Loss).  As a result of the above factors, including increased sales volume, higher pricing as well as continued cost reductions leading to improved gross profit, operating income in the first quarter of fiscal 2023 was $11.1 million compared to $5.5 million in the same period of fiscal 2022.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $0.4 million in the first quarter of fiscal 2023 compared to a benefit of $1.1 million in the same period of fiscal 2022.  The lower benefit recorded in nonoperating retirement benefit was primarily driven by an increase in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2022 which resulted in a higher interest cost component of nonoperating retirement benefit expense (income) in the first quarter of fiscal 2023 when compared to the first quarter of fiscal 2022.   Partially offsetting the higher interest cost was the amortization of the actuarial gains of the U.S. pension plan liability in the first quarter of fiscal 2023.

Income Taxes. Income tax expense was $2.2 million during the first quarter of fiscal 2023, a difference of $0.6 million from expense of $1.6 million in the same period of fiscal 2022, driven primarily by a difference in income before income taxes of $3.7 million.  The effective tax rate in the first quarter of fiscal 2023 was 22.5% as compared to 26.1% during the same period of fiscal 2022.

Net Income.  As a result of the above factors, net income in the first quarter of fiscal 2023 was $7.7 million, compared to $4.7 million in the same period of fiscal 2022.

Volumes and Pricing

Volume shipped in the first quarter of fiscal 2023 was 4.6 million pounds.  First quarter volume is typically impacted by holidays, planned maintenance outages and customers managing their calendar year-end balance sheets.  As a result, volume dropped sequentially by 6.8% in the first quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022, however compared to the same quarter in the prior fiscal year, volume increased 17.4%.   Aerospace volume increased 17.3% along with a 13.5% increase in aerospace average selling price resulting in a 33.2% or $16.1 million aerospace revenue increase compared to the prior year. The volume increase is primarily driven by the single-aisle aircraft recovery. Volumes in the chemical processing industry (CPI) decreased by 1.0%, however CPI average selling price increased 31.5% resulting in a 30.2% or $5.2 million CPI revenue increase compared to the prior year. Industrial gas turbine (IGT) volumes were up 61.3% along with a 10.5% increase in the IGT average selling price resulting in a 78.3% or $11.4 million IGT revenue increase compared to the prior year.  Other markets revenue increased 1.6%, and other revenue increased by 5.7%.  Overall, volumes are expected to increase with the high level of backlog.

The Company has an ongoing strategy of increasing margins, recognizing the high-value, differentiated products and services it offers. The Company implemented multiple price increases for contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the first quarter of fiscal 2023 was $28.12, which increased 14.8% year-over-year primarily due to the noted price increases and raw material adjustors.

Gross Profit Margin Trend Performance

Gross profit margin was 17.4% in the first quarter of fiscal 2023 compared to 17.9% in the same period last year and 22.2% in fourth quarter of fiscal 2022.  Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices which increased gross margins, however in the first quarter of fiscal 2023 this impact was unfavorable due to decreasing raw material prices which lowered gross margins.  Excluding this raw material impact, gross margin percentages in the past three quarters (including this quarter) remained above 21% as compared to the first and second quarters of fiscal 2022 where gross margin percentages excluding the raw material impact were 16-18%.

A significant strategic effort to improve gross margins has occurred over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped. As volumes continue to rise, margin leverage is expected to continue with gross margins (excluding raw material impacts) of over 20% even with the inflation headwind.

Backlog

The Company experienced continued high levels of order entry over the past quarter.  Backlog was a record $408.2 million at December 31, 2022, an increase of $34.4 million, or 9.2% from the fourth quarter of fiscal 2022 and an increase of $190.7 million, or 87.7% from the first quarter of fiscal 2022.  In addition, the backlog has increased for 21 consecutive months.  Backlog pounds increased 6.6% during the first quarter to approximately 13.6 million pounds.  The increases were predominately in the aerospace and industrial gas turbine markets. The average selling price of products in the Company’s backlog increased by 2.5% in the first quarter of fiscal 2023 from the fourth quarter of fiscal 2022.

Capital Spending

During the first quarter of fiscal 2023, capital investment was $3.3 million, and total planned capital expenditures for fiscal 2023 are expected to be between $20.0 million and $24.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $402.0 million at December 31, 2022, an increase of $23.7 million, or 6.3%, from $378.3 million at September 30, 2022. The increase resulted primarily from inventory increasing by $33.0 million during the first three months of fiscal 2023, partially offset by accounts payable and accrued expenses increasing by $6.3 million and accounts receivable decreasing by $2.9 million during the same period.

Liquidity

The Company had cash and cash equivalents of $11.5 million at December 31, 2022 compared to $8.4 million at September 30, 2022.  Additionally, the Company had $88.0 million of borrowings against the $160.0 million line of credit outstanding with remaining capacity available of $72.0 million as of December 31, 2022, putting total liquidity at $83.5 million.

Net cash used in operating activities in the first three months of fiscal 2023 was $7.0 million compared to net cash used in operating activities of $23.8 million in the first three months of fiscal 2022.  The decrease in cash used in operating activities in the first three months of fiscal 2023 was driven by an increase in accounts payable and accrued expenses of $4.6 million as compared to a decrease of $13.3 million during the same period of fiscal 2022, a difference of $17.8 million, and higher net income of $7.7 million the first three months of fiscal 2023 as compared to net income of $4.7 million during the same period of fiscal 2022.  This was partially offset by an increase in inventory of $29.2 million during the first three months of fiscal 2023 as compared to an increase in inventory of $22.7 million during the same period of fiscal 2022.

Net cash used in investing activities was $3.3 million in the first three months of fiscal 2023, which was comparable to investing activities of $3.3 million during the same period of fiscal 2022 due to a similar level of additions to property, plant and equipment.

Net cash provided by financing activities was $12.7 million in the first three months of fiscal 2023, a difference of $19.1 million from cash used in financing activities of $6.4 million during the first three months of fiscal 2022.  This difference was primarily driven by a net borrowing of $13.3 million against the revolving line of credit during the first three months of fiscal 2023 compared to a net borrowing of $3.0 million during the same period of fiscal 2022 and proceeds from the exercise of stock options of $3.4 million during the first three months of fiscal 2023 as compared to proceeds from exercise of stock options of $0.1 million during the same period of fiscal 2022 and lower share repurchases of $0.8 million in the first three months of fiscal 2023 as compared to $6.6 million during the same period of fiscal 2022.  Dividends paid of $2.8 million during the first three months of fiscal 2023 were comparable to same period of fiscal 2022.

Dividend Declared

On February 2, 2023, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2023 to stockholders of record at the close of business on March 1, 2023.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

Given the strength of the Company’s record backlog, along with the manpower and work-in-process inventory being put in place, the Company expects revenue and earnings in the second quarter of fiscal 2023 to be higher than both the first quarter of fiscal 2023 as well as the second quarter of last year.  Further, the Company expects the full year fiscal 2023 to be 15-20% higher than fiscal 2022 for both revenue and earnings.

Earnings Conference Call

The Company will host a conference call on Friday, February 3, 2023 to discuss its results for the first quarter of fiscal 2023.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 3, 2023	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	347392

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 3rd at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, March 5, 2023. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	47431

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes financial measures, including Adjusted EBITDA for the fiscal quarters ended December 31, 2021 and 2022 and Adjusted gross profit margin – excluding estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended December 31, 2021 through December 31, 2022 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA and Adjusted gross profit margin – excluding estimate impact of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2023 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2021	2022
Net revenues	$99,430	$132,673
Cost of sales	81,653	109,635
Gross profit	17,777	23,038
Selling, general and administrative expense	11,362	10,952
Research and technical expense	905	973
Operating income (loss)	5,510	11,113
Nonoperating retirement benefit expense (income)	(1,088)	(366)
Interest income	(8)	(6)
Interest expense	300	1,501
Income (loss) before income taxes	6,306	9,984
Provision for (benefit from) income taxes	1,647	2,245
Net income (loss)	$4,659	$7,739
Net income (loss) per share:
Basic	$0.37	$0.62
Diluted	$0.37	$0.61
Weighted Average Common Shares Outstanding
Basic	12,369	12,455
Diluted	12,587	12,699

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$8,440	$11,527
Accounts receivable, less allowance for credit losses of $428 and $476 at September 30, 2022 and December 31, 2022, respectively	94,912	91,967
Inventories	357,556	390,535
Income taxes receivable	—	172
Other current assets	3,514	4,328
Total current assets	464,422	498,529
Property, plant and equipment, net	142,772	142,210
Deferred income taxes	5,680	5,632
Other assets	9,723	9,614
Goodwill	4,789	4,789
Other intangible assets, net	4,909	5,028
Total assets	$632,295	$665,802
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,886	$63,255
Accrued expenses	19,294	17,213
Income taxes payable	828	2,580
Accrued pension and postretirement benefits	3,371	3,371
Deferred revenue—current portion	2,500	2,500
Total current liabilities	80,879	88,919
Revolving credit facilities - Long-term	74,721	88,025
Long-term obligations (less current portion)	7,848	7,777
Deferred revenue (less current portion)	7,829	7,204
Deferred income taxes	3,103	3,263
Operating lease liabilities	576	570
Accrued pension benefits (less current portion)	21,090	19,585
Accrued postretirement benefits (less current portion)	60,761	61,315
Total liabilities	256,807	276,658
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,854,773 and 12,988,622 shares issued and 12,479,741 and 12,597,607 shares outstanding at September 30, 2022 and December 31, 2022, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	266,193	270,340
Accumulated earnings	135,040	139,976
Treasury stock, 375,032 shares at September 30, 2022 and 391,015 shares at December 31, 2022	(14,666)	(15,504)
Accumulated other comprehensive loss	(11,092)	(5,681)
Total stockholders’ equity	375,488	389,144
Total liabilities and stockholders’ equity	$632,295	$665,802

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2021	2022
Cash flows from operating activities:
Net income	$4,659	$7,739
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,636	4,447
Amortization	118	126
Pension and post-retirement expense - U.S. and U.K.	550	653
Change in long-term obligations	(9)	(28)
Stock compensation expense	954	770
Deferred revenue	(625)	(625)
Deferred income taxes	1,678	322
Loss on disposition of property	—	34
Change in assets and liabilities:
Accounts receivable	1,176	5,223
Inventories	(22,655)	(29,202)
Other assets	1,429	(596)
Accounts payable and accrued expenses	(13,220)	4,585
Income taxes	(323)	1,568
Accrued pension and postretirement benefits	(2,202)	(2,115)
Net cash provided by (used in) operating activities	(23,834)	(7,099)
Cash flows from investing activities:
Additions to property, plant and equipment	(3,335)	(3,320)
Net cash used in investing activities	(3,335)	(3,320)
Cash flows from financing activities:
Revolving credit facility borrowings	8,000	39,674
Revolving credit facility repayments	(5,000)	(26,370)
Dividends paid	(2,811)	(2,796)
Proceeds from exercise of stock options	115	3,377
Payment for purchase of treasury stock	(6,600)	(838)
Payment for debt issuance cost	—	(245)
Payments on long-term obligations	(58)	(67)
Net cash used in financing activities	(6,354)	12,735
Effect of exchange rates on cash	59	771
Increase (decrease) in cash and cash equivalents:	(33,464)	3,087
Cash and cash equivalents:
Beginning of period	47,726	8,440
End of period	$14,262	$11,527

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2021	2022	2022	2022	2022
Net revenues	$99,430	$117,056	$130,165	$143,810	$132,673
Gross profit margin	17,777	23,413	33,222	31,921	23,038
Gross profit margin %	17.9%	20.0%	25.5%	22.2%	17.4%
Adjusted gross profit margin(1)	16,077	20,813	29,122	30,921	28,638
Adjusted gross profit margin %(1)	16.2%	17.8%	22.4%	21.5%	21.6%

Net income	4,659	8,484	15,608	16,336	7,739
Net income per share:
Basic	$ 0.37	$ 0.68	$ 1.25	$ 1.31	$ 0.62
Diluted	$ 0.37	$ 0.67	$ 1.24	$ 1.30	$ 0.61

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 6 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2021	2022	2022	2022	2022
Net revenues (in thousands)
Aerospace	$48,455	$52,918	$60,981	$67,647	$64,518
Chemical processing	17,450	22,850	24,180	27,185	22,715
Industrial gas turbines	14,598	24,788	23,991	28,501	26,025
Other markets	14,487	9,755	14,518	14,946	14,722
Total product revenue	94,990	110,311	123,670	138,279	127,980
Other revenue	4,440	6,745	6,495	5,531	4,693
Net revenues	$99,430	$117,056	$130,165	$143,810	$132,673

Shipments by markets (in thousands of pounds)
Aerospace	1,864	1,808	2,142	2,402	2,187
Chemical processing	794	870	882	921	786
Industrial gas turbines	799	1,416	1,090	1,242	1,289
Other markets	420	244	427	318	290
Total shipments	3,877	4,338	4,541	4,883	4,552

Average selling price per pound
Aerospace	$26.00	$29.27	$28.47	$28.16	$29.50
Chemical processing	21.98	26.26	27.41	29.52	28.90
Industrial gas turbines	18.27	17.51	22.01	22.95	20.19
Other markets	34.49	39.98	34.00	47.00	50.77
Total product (product only; excluding other revenue)	24.50	25.43	27.23	28.32	28.12
Total average selling price (including other revenue)	$25.65	$26.98	$28.66	$29.45	$29.15

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES - ADJUSTED EBITDA AND ADJUSTED GROSS PROFIT MARGIN – EXCLUDING ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended December 31,
	2021	2022
Operating income (loss)	$5,510	$11,113
Depreciation	4,636	4,447
Amortization (excluding debt issuance costs recorded in interest expense)	34	33
Stock compensation expense	954	770
Adjusted EBITDA	$11,134	$16,363

Adjusted Gross Profit Margin – Excluding estimated impact of nickel and cobalt fluctuations

Management believes that Gross profit margin – Excluding estimated impact of nickel and cobalt fluctuations provides a relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross margin impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how cost of nickel and cobalt flow to cost of sales including the impacts of the commodity price exposure of our scrap cycle. Management uses its results excluding these nickel and cobalt impacts to evaluate its operating performance.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2021	2022	2022	2022	2022
Gross profit margin	$17,777	$23,413	$33,222	$31,921	$23,038
Gross profit margin %	17.9%	20.0%	25.5%	22.2%	17.4%
Estimated impact of nickel and cobalt fluctuations	(1,700)	(2,600)	(4,100)	(1,000)	5,600
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$16,077	$20,813	$29,122	$30,921	$28,638
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	16.2%	17.8%	22.4%	21.5%	21.6%